                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               MCI COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            WORLDCOM, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

         PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997
                                [WORLDCOM LOGO]

Dear MCI Stockholders:

    As you probably know by now, WorldCom, Inc. has announced its intention to make an exchange offer in which each outstanding share of common stock of MCI Communications Corporation would be exchanged for $41.50 of WorldCom common stock, subject to adjustment.

                      DO NOT SUPPORT AN INFERIOR PROPOSAL

    - The WorldCom proposal produces a substantially higher market value per MCI
      share than the proposal of British Telecommunications plc--a $[   ] per
      share premium, or an aggregate of approximately $         billion in
      excess of the BT proposal, based on closing prices on [         ], 1997.

    Now, the MCI board is soliciting your vote for the BT acquisition at a
meeting scheduled to be held on            , 1997, despite the higher market
value of the WorldCom proposal and the case laid out in the attached Proxy Statement that the WorldCom exchange offer is superior.

                      PRESERVE YOUR OPPORTUNITY TO ACCEPT
                 THE OFFER PROVIDING THE HIGHEST MARKET VALUE;
                        VOTE AGAINST THE BT ACQUISITION

    WorldCom cannot complete its exchange offer if the MCI stockholders approve the BT acquisition. Thus, WorldCom urges you to vote against the BT acquisition and preserve your opportunity to accept the higher market value WorldCom offer. If stockholders do not approve the BT acquisition:

    - We believe MCI's board would respect your vote, remove the obstacles it is maintaining to the completion of the WorldCom exchange offer (e.g., the MCI "poison pill" rights plan) and allow that offer to proceed.

    - In any event, WorldCom will continue to pursue its current litigation intended to force the MCI board to honor its fiduciary duties and remove the obstacles it is maintaining to a combination with WorldCom.

                             YOUR VOTE IS ESSENTIAL

    IF YOU WANT THE WORLDCOM OFFER TO SUCCEED, VOTE AGAINST THE BT PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

                                          Sincerely,
                                          [Bernard J. Ebbers]
                                          President and
                                          Chief Executive Officer

  Only stockholders of record on       , 1997 are entitled to vote.
  1. If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the WHITE proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

  2. Please be sure your latest dated proxy is a WHITE card voting AGAINST the BT proposal. If you have already voted for the BT proposal on MCI's [color] proxy card, it is not too late to change your vote; simply sign, date and return the WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

   If you have any questions or require any assistance in voting your shares, please call:
                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                 BANKS AND BROKERS CALL COLLECT: (212) 929-5500
                    ALL OTHERS CALL TOLL-FREE 1-800-322-2885

         PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997
                        SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                         MCI COMMUNICATIONS CORPORATION
                            ------------------------

                                PROXY STATEMENT
                                       OF
                                 WORLDCOM, INC.
                            ------------------------

                     SOLICITATION OF PROXIES IN OPPOSITION
                           TO THE PROPOSED MERGER OF
                           MCI AND A SUBSIDIARY OF BT

    This Proxy Statement is furnished by WorldCom, Inc., a Georgia corporation ("WorldCom"), in connection with its solicitation of proxies (the "Proxy Solicitation") to be used at a special meeting of stockholders of MCI
Communications Corporation ("MCI") to be held on        , 1997 at        , at
    a.m. local time, and at any adjournments, postponements or reschedulings thereof (the "Special Meeting"). At the Special Meeting, the holders of shares of common stock of MCI ("MCI Common Stock") and Class A common stock of MCI ("Class A Common Stock", and together with the MCI Common Stock, the "Shares") ("Stockholders") will be voting on whether to approve and adopt the Agreement and Plan of Merger, dated as of November 3, 1996, as amended as of February 14, 1997 and August 21, 1997, by and among British Telecommunications plc ("BT"), Tadworth Corporation, a subsidiary of BT ("BT Sub"), and MCI (the "BT/MCI Merger Agreement") relating to a proposed acquisition of MCI by BT (the "Revised BT Acquisition Proposal"). Pursuant to this Proxy Statement, WorldCom is soliciting proxies from Stockholders to vote AGAINST MCI's proposal to approve and adopt the BT/MCI Merger Agreement. According to the Proxy Statement/Prospectus of BT
and MCI dated       (the "BT/ MCI Proxy Statement"), MCI has fixed       as the
date of the Special Meeting and       , 1997 as the record date for determining
those Stockholders who will be entitled to vote at the Special Meeting (the "Record Date"). This Proxy Statement is first being mailed to Stockholders on or
about       , 1997.

    On October 1, 1997, WorldCom announced its intention to commence an offer (the "WorldCom Offer") to exchange shares of common stock, par value $.01 per share, of WorldCom ("WorldCom Common Stock") for each share of MCI Common Stock (including the shares of MCI Common Stock into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares of Class A Common Stock into the WorldCom Offer) and all associated preferred stock purchase rights (the "Rights"). The holder of each Share validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $41.50 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market (the "WorldCom Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than
1.0375 nor greater than 1.2206. Accordingly, each Share will be exchanged for WorldCom Common Stock having a market value of $41.50 if the WorldCom Average Price is between $40.00 and $34.00. If the WorldCom Average Price is greater than $40.00, each Share will be exchanged for WorldCom Common Stock having a market value of more than $41.50 and, conversely, if the WorldCom Average Price is less than $34.00, each Share will be exchanged for WorldCom Common Stock having a market value of less than $41.50. Cash will be paid in lieu of any
fractional shares of WorldCom Common Stock. On [      ], the closing price of
WorldCom Common Stock as reported in The Nasdaq National Market was $[      ].
Based on a WorldCom Average Price equal to that amount, each Share would be exchanged for WorldCom Common Stock having a market
value of $         . The Exchange Ratio will change as the market value of
WorldCom Common Stock changes. The actual WorldCom Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date. The term "Expiration Date" shall mean 11:59
p.m., New York City time, on [    ], 1997 unless and until WorldCom extends the
period of time for which the WorldCom Offer is open, in which event the term "Expiration Date" shall mean the latest date and time at which the WorldCom Offer as so extended by WorldCom shall expire. WorldCom will, as soon as practicable after consummation of the WorldCom Offer, merge one of its wholly-owned subsidiaries with and into MCI (the "WorldCom Merger"). Pursuant to the WorldCom Merger, each outstanding Share (except Shares held in the treasury of MCI) would be converted into the right to receive the consideration that was payable in the WorldCom Offer. Pursuant to the Restated Certificate of Incorporation of MCI, the consent of the holders of a majority of the shares of the Class A Common Stock is required for any "Business Combination" involving MCI (which, as defined, would include the WorldCom Merger but would not include the exchange of shares pursuant to the WorldCom Offer) to be effected prior to October 1998. As of the date hereof, WorldCom believes that all of the Class A Common Stock is held by BT. Accordingly, the consent of BT would be required in order to effect the WorldCom Merger prior to October 1998. It is WorldCom's current intention to consummate the WorldCom Offer as soon as the conditions to the WorldCom Offer are satisfied and to consummate the WorldCom Merger in October 1998 or earlier if the consent of BT is obtained. The purpose of the WorldCom Offer is for WorldCom to obtain control of, and ultimately the entire common equity interest in, MCI. The WorldCom Offer will be made solely pursuant to WorldCom's prospectus dated October 1, 1997 (the "WorldCom Prospectus" and, in the preliminary form dated October 1, 1997, the "WorldCom Preliminary Prospectus") and the related Letter of Transmittal, which will be separately mailed to Stockholders. For additional information concerning the WorldCom Offer and the BT Acquisition, see the WorldCom Preliminary Prospectus. This Proxy Statement is neither a request for the tender of Shares nor an offer with respect thereto. The Offer is being made only by means of the Prospectus and the related Letter of Transmittal.

    THE PURPOSE OF THIS PROXY SOLICITATION IS TO ENABLE HOLDERS OF MCI COMMON STOCK TO DECIDE FOR THEMSELVES WHICH PROPOSAL IS SUPERIOR AND TO ACT ACCORDINGLY. WORLDCOM IS SOLICITING PROXIES FROM STOCKHOLDERS AGAINST THE REVISED BT ACQUISITION PROPOSAL. WORLDCOM URGES ALL STOCKHOLDERS TO VOTE AGAINST APPROVAL AND ADOPTION OF THE BT/MCI MERGER AGREEMENT.

    TENDERING SHARES WILL NOT CONSTITUTE THE GRANT OF A PROXY IN CONNECTION WITH THE BT/MCI MERGER AGREEMENT. WORLDCOM URGES YOU TO VOTE AGAINST THE BT/MCI MERGER AGREEMENT AND PRESERVE YOUR OPPORTUNITY TO ACCEPT THE HIGHER MARKET VALUE WORLDCOM OFFER. IF YOU WANT THE WORLDCOM OFFER TO SUCCEED, VOTE AGAINST THE BT/MCI MERGER AGREEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

                                 IMPORTANT

    REJECTION OF THE BT/MCI MERGER AGREEMENT WILL SATISFY ONE OF THE CONDITIONS TO THE WORLDCOM OFFER. IF YOU WANT THE WORLDCOM OFFER TO SUCCEED, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TO VOTE AGAINST THE BT/MCI MERGER AGREEMENT.

    YOU MUST TENDER YOUR SHARES PURSUANT TO THE WORLDCOM OFFER IF YOU WISH TO PARTICIPATE IN THE WORLDCOM OFFER. YOUR VOTE AGAINST THE BT/MCI MERGER AGREEMENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE WORLDCOM OFFER, AND YOUR FAILURE TO VOTE AGAINST THE BT/MCI MERGER AGREEMENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE WORLDCOM OFFER.

    IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF MCI, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE BT/MCI MERGER AGREEMENT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD.

    WORLDCOM WILL WITHDRAW THE WORLDCOM OFFER IF THE STOCKHOLDERS OF MCI APPROVE THE BT/MCI MERGER AGREEMENT.

    YOUR VOTE IS IMPORTANT NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

    THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF OFFERS TO BUY ANY SECURITIES WHICH MAY BE ISSUED IN THE WORLDCOM OFFER OR THE WORLDCOM MERGER OR SIMILAR BUSINESS COMBINATION INVOLVING WORLDCOM AND MCI. THE ISSUANCE OF SUCH SECURITIES WOULD HAVE TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH SECURITIES WOULD BE OFFERED ONLY BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF SUCH ACT.

    Only Stockholders of record on the Record Date are entitled to vote.

    1. If your Shares are held in your own name, please sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the WHITE proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

    2. Please be sure your latest dated proxy is a WHITE card voting AGAINST the BT proposal. If you have already voted for the BT proposal on MCI's [color] proxy card, it is not too late to change your vote; simply sign, date and return the WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.
    If you have any questions or require any assistance in voting your shares, please call:

                         MACKENZIE PARTNERS, INC.
                             156 FIFTH AVENUE
                         NEW YORK, NEW YORK 10010
              BANKS AND BROKERS CALL COLLECT: (212) 929-5500
                 ALL OTHERS CALL TOLL-FREE 1-800-322-2885

                                  INTRODUCTION

    On October 1, 1997, WorldCom announced its intention to commence the WorldCom Offer to exchange shares of WorldCom Common Stock for each Share. The holder of each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. Cash will be paid in lieu of any
fractional shares of WorldCom Common Stock. On [            ], the closing price
of WorldCom Common Stock as reported in The Nasdaq National Market was
$         . Based on a WorldCom Average Price equal to that amount, each Share would be exchanged for WorldCom Common Stock having a market value of
$         . The Exchange Ratio will change as the market value of WorldCom
Common Stock changes. WorldCom will, as soon as practicable after consummation of the WorldCom Offer, consummate the WorldCom Merger, in which each outstanding Share (except for shares held in the treasury of MCI) would be converted into the right to receive the consideration that was payable in the WorldCom Offer. Pursuant to the Restated Certificate of Incorporation of MCI, the consent of the holders of a majority of the shares of the Class A Common Stock is required for any "Business Combination" involving MCI (which, as defined, would include the WorldCom Merger but would not include the WorldCom Offer) to be effected prior to October 1998. As of the date hereof, WorldCom believes that all of the Class A Common Stock is held by BT. Accordingly, the consent of BT would be required in order to effect the WorldCom Merger prior to October 1998. It is WorldCom's current intention to consummate the WorldCom Offer as soon as the conditions to the WorldCom Offer described in the WorldCom Preliminary Prospectus are satisfied and to consummate the WorldCom Merger in October 1998 or earlier if the consent of BT is obtained. The WorldCom Offer by its terms will expire on
           , 1997, but WorldCom currently intends to extend such offer from time to time until all conditions thereto have been satisfied or waived. The WorldCom Offer will be made solely pursuant to the WorldCom Preliminary Prospectus and the related Letter of Transmittal, which will be separately mailed to Stockholders. For additional information concerning the WorldCom Offer and the Revised BT Acquisition Proposal, see the WorldCom Preliminary Prospectus.

    - A VOTE AGAINST THE REVISED BT ACQUISITION PROPOSAL ALLOWS YOU THE OPPORTUNITY TO RECEIVE GREATER VALUE FOR YOUR SHARES.

    The WorldCom Offer produces a substantially higher market value per Share
than the Revised BT Acquisition Proposal--a $[         ] per Share premium, or
an aggregate of approximately [         ] billion in excess of the Revised BT
Acquisition Proposal, based on closing prices on the last trading day before the date of this Proxy Statement. See "Comparison of the Proposals--Purchase Price" below.

    - A VOTE AGAINST THE REVISED BT ACQUISITION PROPOSAL WILL SATISFY ONE OF THE CONDITIONS IN THE WORLDCOM OFFER.

    One condition of the WorldCom Offer is that Stockholders disapprove the Revised BT Acquisition Proposal at the Special Meeting. WorldCom will not acquire Shares pursuant to the WorldCom Offer unless this condition has been satisfied. Thus, a vote against the Revised BT Acquisition Proposal moves all Stockholders closer to being able to benefit from the WorldCom Offer. For a description of certain other conditions of the WorldCom Offer, see "Conditions of the Offer" in the WorldCom Preliminary Prospectus.

    - A VOTE AGAINST THE REVISED BT ACQUISITION PROPOSAL SENDS A STRONG MESSAGE TO THE MCI BOARD THAT YOU WANT THE WORLDCOM OFFER TO SUCCEED.

    By voting against the Revised BT Acquisition Proposal, Stockholders can demonstrate their support for the proposed combination of MCI and WorldCom. We think the Stockholders themselves should have the right to decide whether the WorldCom Offer is in their best interests.

    Failure to vote against the Revised BT Acquisition Proposal will not prevent you from tendering your Shares in the WorldCom Offer, and a vote against the BT Acquisition will not obligate you to tender your

Shares in the WorldCom Offer. However, we believe that a vote against the Revised BT Acquisition Proposal will help secure the success of the WorldCom Offer.

    THE PURPOSE OF THIS PROXY SOLICITATION IS TO ENABLE STOCKHOLDERS TO DECIDE FOR THEMSELVES WHICH PROPOSAL IS SUPERIOR AND TO ACT ACCORDINGLY. WORLDCOM IS SOLICITING PROXIES FROM STOCKHOLDERS AGAINST THE REVISED BT ACQUISITION PROPOSAL. WORLDCOM URGES ALL STOCKHOLDERS TO VOTE AGAINST APPROVAL AND ADOPTION OF THE BT/MCI MERGER AGREEMENT.

    WorldCom cannot complete the WorldCom Offer if the Stockholders approve the BT/MCI Merger Agreement. Thus, WorldCom urges Stockholders to vote AGAINST the BT/MCI Merger Agreement and preserve the opportunity to accept the higher value WorldCom Offer. If Stockholders do not approve and adopt the BT/MCI Merger Agreement, WorldCom believes the MCI Board would respect the Stockholders' vote, remove the existing obstacles to the completion of the WorldCom Offer (e.g., the MCI "poison pill" rights plan) and allow that offer to proceed. In any event, WorldCom will continue to pursue its current litigation intended to force the MCI Board to honor its fiduciary duties and remove the obstacles it is maintaining to a combination with WorldCom.

                         BACKGROUND OF THE SOLICITATION

    THE ORIGINAL BT ACQUISITION PROPOSAL. The following information concerning MCI and BT has been derived from information filed by them with the Securities and Exchange Commission (the "Commission"). BT acquired a 20% ownership interest in MCI in 1994, and the companies subsequently created a joint venture known as Concert Communications Company to provide global communications services. On November 3, 1996, MCI entered into an Agreement and Plan of Merger with BT and a subsidiary of BT (the "Original BT/MCI Merger Agreement"), under which the stockholders of MCI and of BT would become the owners of a combined company, to be known as Concert plc ("Concert"). In the transaction, each share of MCI Common Stock would have been converted into the equivalent of 0.54 Concert American Depositary Shares ("ADSs") plus $6.00 cash (the "Original BT Acquisition Proposal"). For more information about the Original BT Acquisition Proposal, see the Proxy Statement/Prospectus of MCI and BT dated March 3, 1997 (the "Original BT/MCI Proxy Statement/Prospectus"). The Original BT Acquisition Proposal was approved by the MCI and BT stockholders in April 1997 and by the European Commission on May 14, 1997. MCI and BT agreed to amendments to an existing consent decree that were proposed by the Department of Justice ("DOJ") on July 7, 1997, and the acquisition was approved by the Federal Communications Commission (the "FCC") on August 21, 1997.

    THE REVISED BT ACQUISITION PROPOSAL. On July 10, 1997, MCI announced that previously-unanticipated material charges for 1997 could be incurred in its local communications business. Following this announcement, MCI and BT conducted a joint management review and subsequently announced, on August 22, 1997, the Revised BT Acquisition Proposal, pursuant to which each outstanding share of MCI Common Stock would be converted into the equivalent of 0.375 Concert ADSs plus a
cash payment of $7.75. As of the close of business on [          ], the current
market valuation of the Revised BT Acquisition Proposal is $          per Share
(after giving effect to the expected 1998 dividends payable to BT shareholders that are not payable to holders of Shares).

    THE WORLDCOM OFFER. On October 1, 1997, WorldCom announced its intention to make the WorldCom Offer. In a publicly-released letter to Bert C. Roberts, Jr., the Chairman and Chief Executive Officer of MCI, describing the WorldCom Offer, Bernard J. Ebbers, the President and Chief Executive Officer of WorldCom, noted that the WorldCom Offer represents a 41% premium to MCI's closing stock price on September 30, 1997 and that the WorldCom Offer is valued at approximately $30 billion--a premium of $9 billion to the market's current valuation of the Revised BT Acquisition Proposal. Mr. Ebbers described WorldCom's intention to establish a voting trust (the "Voting Trust") that would permit WorldCom to consummate the exchange offer prior to receipt of final FCC and state public utility commission ("PUC") approvals. Mr. Ebbers noted that clearances by U.S. and other antitrust authorities are the only regulatory conditions to the WorldCom Offer other than FCC approval of the Voting Trust and that WorldCom was confident that it would obtain such clearances not later than the first quarter of 1998. Mr. Ebbers stated that WorldCom was prepared to meet promptly with MCI and BT to achieve a negotiated transaction. Mr. Ebbers indicated WorldCom's willingness to enter into a merger agreement between WorldCom and MCI with terms substantially similar to the existing BT/MCI Merger Agreement, including the absence of a material adverse change condition and the requirement that WorldCom pay a $750 million termination fee if WorldCom's shareholders fail to approve the issuance of WorldCom Common Stock in the WorldCom Merger. Mr. Ebbers stated that WorldCom also believes that a negotiated transaction could be structured to be accounted for as a pooling of interests and that such a transaction would be even more beneficial to the stockholders of MCI, BT and WorldCom than the WorldCom Offer. Mr. Ebbers stated that WorldCom expected that MCI's management would be an important part of the combined company and that WorldCom would welcome members of MCI's Board to its Board. Mr. Ebbers stated that the combined company would be headquartered in Jackson, Mississippi and that WorldCom expected to maintain a significant operating presence in Washington, D.C.

    LITIGATION. On October 1, 1997, WorldCom filed a complaint in the Delaware Court of Chancery against MCI, the members of the MCI Board, BT and BT Sub. The complaint seeks, among other things, (i) a preliminary and permanent injunctive relief enjoining MCI and its directors from breaching their fiduciary duty to their stockholders by entering into or consummating the Revised BT Acquisition Proposal without giving MCI's stockholders an opportunity to accept the WorldCom Offer and enjoining BT and BT Sub from aiding and abetting that breach, (ii) preliminary and permanent injunctive relief enjoining MCI and its directors from conducting any stockholder vote on the Revised BT Acquisition Proposal that differs procedurally from the stockholder votes contemplated by the BT/MCI Merger Agreement (prior to any amendments thereto) and enjoining BT and BT Sub from aiding and abetting the same, (iii) preliminary and permanent injunctive relief requiring MCI and the defendant directors to take all steps necessary to amend the Rights to make them inapplicable to the WorldCom Offer, (iv) preliminary and permanent injunctive relief preventing MCI from otherwise taking actions that impede or delay the WorldCom Offer, (v) preliminary and permanent injunctive relief enjoining defendants from enforcing the termination fee provisions of the BT/MCI Merger Agreement and (vi) an order declaring that the WorldCom Offer does not constitute tortious interference with, or any other business-related tort in connection with, the proposed acquisition of MCI by BT.

    TERMINATION AND TERMINATION FEE PROVISIONS OF THE BT/MCI MERGER
AGREEMENT. In connection with the Revised BT Acquisition Proposal, the termination provisions of the BT/MCI Merger Agreement were amended to provide that the BT/MCI Merger Agreement can be terminated (a) by mutual written consent of BT and MCI, (b) by either MCI or BT if the effective time of the merger provided for thereunder has not occurred by December 31, 1997 (extendable to April 30, 1998 under certain circumstances), (c) by either MCI or BT if any governmental entity has issued an order or taken any other action prohibiting the transaction or has failed to issue an order that is required to permit the transaction, (d) by either MCI or BT if the approval of the stockholders of MCI or of BT required for the consummation of the merger provided for thereunder (or in the case of BT, the issuance of BT ADSs) is not obtained, (e) by either MCI or BT if the Board of Directors of the other party withdraws its recommendation of the BT/MCI Merger Agreement, fails to reaffirm its recommendation on request or approves any acquisition (other than by the other party) prior to the applicable stockholders meeting, (f) by either MCI or BT if, as a result of a Superior Proposal (as defined in the BT/MCI Merger Agreement), such party determines in good faith that its fiduciary obligations under applicable law require that the Superior Proposal be accepted or (g) by either MCI or BT if the other party is in breach of the BT/MCI Merger Agreement.

    MCI would be required to pay BT a termination fee of $450 million plus expenses of up to $15 million if (x) BT terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (e) above while an Acquisition Proposal (as defined in the BT/MCI Merger Agreement) is pending or (y) if MCI terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (f) above.

Although MCI could be required to pay BT the termination fee plus expenses described above if, in response to the WorldCom Offer, MCI were to change, withdraw or fail to reaffirm its recommendation of the BT/MCI Merger Agreement or approve a transaction with WorldCom, or if MCI were to terminate the BT/MCI Merger Agreement on the grounds that the WorldCom Offer constitutes a Superior Proposal that the MCI Board determines it is required to accept, UNDER THE TERMS OF THE BT/MCI MERGER AGREEMENT AS AMENDED, MCI WOULD NOT BE REQUIRED TO PAY A TERMINATION FEE IF THE BT/MCI MERGER AGREEMENT IS TERMINATED BECAUSE APPROVAL OF THE STOCKHOLDERS OF MCI OF THE REVISED BT ACQUISITION PROPOSAL HAS NOT BEEN OBTAINED AT THE SPECIAL MEETING OF STOCKHOLDERS OF MCI TO BE HELD ON
[            ], 1997 (SO LONG AS THE MCI BOARD HAD NOT MADE A DETERMINATION THAT
THE WORLDCOM OFFER CONSTITUTES A SUPERIOR PROPOSAL OR CHANGED, WITHDRAWN OR FAILED TO REAFFIRM ITS RECOMMENDATION OF THE REVISED BT ACQUISITION PROPOSAL).

    MCI STOCKHOLDERS ARE EXPECTED TO VOTE ON THE REVISED BT ACQUISITION PROPOSAL
AT A SPECIAL MEETING OF STOCKHOLDERS OF MCI TO BE HELD ON [        ], 1997.
Assuming MCI's stockholders do not approve the BT/ MCI Merger Agreement, the BT/MCI Merger Agreement condition to the WorldCom Offer will then be satisfied. WorldCom believes that the MCI Board would at that point respect the vote of MCI's stockholders and remove the existing obstacles to the WorldCom Offer and WorldCom Merger, thereby satisfying the Rights Plan condition to the WorldCom Offer. WorldCom also intends to pursue its currently pending litigation in order to satisfy the Rights Plan condition. For further information about the Rights Plan condition and WorldCom's plans for satisfying it, see "The Conditions of the Offer--Rights Plan Condition" in the WorldCom Preliminary Prospectus.

                          COMPARISON OF THE PROPOSALS

COMPARISON OF THE PROPOSALS

    PURCHASE PRICE. The WorldCom Offer provides a significant premium to the market value of the Revised BT Acquisition Proposal.

                       IMPLIED PURCHASE PRICE PER SHARE*

                                                   REVISED BT
        DATE                 THE OFFER        ACQUISITION PROPOSAL       DIFFERENTIAL
[            ], 1997             $                      $                      $

*    Based on the closing price per share of WorldCom Common Stock and BT ADSs,
     as the case may be, on             , 1997, plus, in the case of the Revised
     BT Acquisition Proposal, $7.75 in cash. The value of BT ADSs has been adjusted to give effect to the expected 1998 dividends payable to BT shareholders that would not be received by holders of Shares.

    FEDERAL INCOME TAX CONSEQUENCES. The WorldCom Offer is structured to be tax-free to holders of Shares, while the Revised BT Acquisition Proposal would result in holders of Shares being taxed on gain from the exchange to the extent of the cash received. In the opinion of Bryan Cave LLP, special counsel to WorldCom, exchanges of Shares for WorldCom Common Stock pursuant to the WorldCom Offer and the WorldCom Merger, as described in the WorldCom Preliminary Prospectus, should be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss should be recognized by holders of Shares upon such exchanges, except with respect to the receipt of cash in lieu of fractional shares of WorldCom Common Stock.

    According to the Original BT/MCI Proxy Statement/Prospectus, a MCI stockholder exchanging Shares for Concert ADSs and cash will realize gain measured by the excess, if any, of (i) the sum of the amount in cash and the fair market value of the Concert ADSs received over (ii) such stockholder's tax basis in the Shares, which realized gain will be taxable to the extent of the cash received. ACCORDINGLY, EVEN IF THE MARKET VALUE OF THE REVISED BT ACQUISITION PROPOSAL WERE EQUAL TO THE MARKET VALUE OF THE WORLDCOM OFFER, MCI STOCKHOLDERS WOULD RETAIN MORE VALUE UNDER THE WORLDCOM OFFER BECAUSE OF ITS TAX-FREE NATURE.

    VALUE OF COMBINED COMPANY'S STOCK FOLLOWING THE TRANSACTION. As noted above, the WorldCom Offer provides a substantial premium to holders of Shares compared to the Revised BT Acquisition Proposal. However, MCI stockholders should also consider the prospects of the combined company that would result from each proposed transaction in assessing the likely value of each prospective combined company's stock after a combination with MCI. WorldCom believes that MCI stockholders would be better positioned to realize higher returns in the future through ownership of a WorldCom/MCI combined entity than through ownership of a BT/MCI combined entity.

    Historical returns realized by WorldCom stockholders (which are not necessarily indicative of future results) over the past decade have exceeded those realized by investors in all other major U.S. telecommunications companies. Since 1989, WorldCom has provided investors with a total compound annual return of 55.8%, compared to 4.3% for MCI and 9.4% for BT. As described below under "Strategic Fit", both MCI and WorldCom stockholders are expected to benefit from the opportunity to own an entrepreneurial telecommunications operator with a proven track record of shareholder value creation.

    According to the Original BT/MCI Proxy Statement/Prospectus, in considering the Original BT Acquisition Proposal, the MCI Board considered concerns expressed by members of MCI's management that BT's earnings forecasts indicated slow to moderate growth and that BT had been losing market share and could continue to do so in light of the new competitive environments in the U.K. and Europe. According to the Original BT/MCI Proxy Statement/Prospectus, in determining to approve the Original BT Acquisition Proposal despite these concerns, the MCI Board relied in part upon "the anticipated benefits to be received by the MCI stockholders in the proposed merger" (a consideration that MCI stockholders may now want to reevaluate given the significantly lower value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal) and the MCI Board's view at the time that it was unlikely that MCI would be able to "negotiate a combination with another company on terms superior to the proposed Merger with BT". Given the reduced value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal and the availability of the WorldCom Offer--a merger proposal with a market value significantly in excess of the market value of the Revised BT Acquisition Proposal--as an alternative, WorldCom believes that MCI's original rationale for combining with an entity whose future growth is expected to be slow to moderate no longer applies.

    The WorldCom Offer would permit MCI's stockholders to participate in the future results of the combined WorldCom/MCI entity with an approximately 45% ownership position in the combined entity (based on certain assumptions), while under the Revised BT Acquisition Proposal stockholders of MCI would only own about 25% of the combined entity.

    SYNERGIES. WorldCom believes that MCI stockholders, as well as MCI's customers, employees and the communities it serves, would realize benefits from the WorldCom Offer and the WorldCom Merger that are greater than the benefits that would be realized if MCI either remains an independent entity or completes is acquired by BT. WorldCom believes such greater benefits would be realized through the following operational and structural synergies:

    - Operational cost savings. Operational cost savings are expected to be realized primarily in four areas: avoided costs in MCI local activities; reduced sales, general and administrative costs in the combined company's domestic operations; reduced domestic network costs; and reduced network costs associated with terminating international traffic.

       -- AVOIDED COSTS IN MCI'S LOCAL ACTIVITIES. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a standalone basis. The combined company will avoid the need to duplicate certain sales, marketing and administrative functions and will enjoy reduced network costs resulting from the more rapid transfer of traffic to the combined company's network facilities.

       -- REDUCED SALES AND ADMINISTRATIVE COSTS IN THE COMBINED COMPANY'S
         DOMESTIC OPERATIONS. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the entire company.

       -- REDUCED DOMESTIC NETWORK COSTS. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as in-WATS, out-WATS and directory services are expected as a result of the combined company's greater purchasing power.

       -- REDUCED COST OF TERMINATING INTERNATIONAL TRAFFIC. MCI currently enjoys more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from terminating traffic on its facilities. In addition, as a result of construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe.

      Taking into account the costs expected to be incurred in achieving these potential operational savings and the time required to implement plans to lower costs, aggregate pre-tax operational costs savings (prior to interest and depreciation savings) of between $2.0 billion and $2.7 billion are expected in 1999 and between $4.0 billion and $4.6 billion in 2002.

    - Capital expenditure savings. Capital expenditure savings are expected to be realized primarily in two areas: the combined company's domestic long distance network activities and the combined company's local network buildout. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from increased purchasing power. Capital expenditures relating to the combined company's local activities will be reduced primarily as a result of avoided duplicative capital expenditures.

      Taking into account the costs expected to be incurred in achieving these potential capital expenditure savings and the time required to implement plans to lower capital expenditures, aggregate capital expenditure savings between $1.0 billion and $1.5 billion are expected in 1999 and between $1.5 billion and $1.6 billion in 2002.

    - Revenue benefits. WorldCom expects that the combined company will benefit from greater revenues than the two companies would enjoy on a standalone basis. This increase in revenues is expected to result primarily from a reduction in customer attrition and from cross-selling a broader range of products and services. Although WorldCom believes that the potential revenue benefits are substantial, no attempt has been made to quantify these potential benefits.

    WorldCom has a track record of successfully integrating acquisitions and has completed more than forty transactions over the past five years. The expertise WorldCom has gained from these transactions is expected to assist WorldCom and MCI in realizing the potential merger benefits. WorldCom's analyses of these potential savings and benefits was based on publicly available information, analysts' forecasts and WorldCom's knowledge of the telecommunications industry.

    STRATEGIC FIT. The combination of MCI and WorldCom will accelerate competition--especially in local markets--by creating a company with the capital, marketing abilities and state-of-the-art network to compete against the incumbent network carriers, domestically and abroad.

    Unlike BT, WorldCom is already a seasoned competitor in the U.S. local market. WorldCom has an established presence in 52 local markets. WorldCom's local network would both accelerate MCI's local strategy and result in significant savings for the combined company. Creating a stronger competitor in the local market helps fulfill the intent of the Telecommunications Act of 1996. Moreover, WorldCom believes that its extensive local network would solve the widely recognized local market entry problem facing MCI.

    Combining WorldCom's pan-European fiber network in 12 cities in Europe with MCI's international operations will create a leading alternative provider of telecommunications services in key markets abroad. WorldCom and MCI will bring complementary skills to compete in rapidly deregulating global markets.

    TIMING CONSIDERATIONS.  The WorldCom Offer is currently scheduled to expire
on [                ]; however, it is WorldCom's current intention to extend the
WorldCom Offer from time to time as necessary until all conditions to the WorldCom Offer have been satisfied or waived. WorldCom expects that the WorldCom Shareholder Approval Condition (as defined in the WorldCom Preliminary
Prospectus) will be satisfied by [                ] (the date by which it
expects to hold a special meeting of its shareholders to approve the issuance of shares of WorldCom Common Stock pursuant to the WorldCom Offer and WorldCom Merger) and that the other conditions to the WorldCom Offer could be satisfied not later than the first quarter of 1998.

    With respect to FCC and state PUC approval, WorldCom will establish the Voting Trust to facilitate the transaction. As a result, WorldCom believes that it will be able to consummate the WorldCom Offer prior to receipt of final FCC and state PUC approvals and that, accordingly, it could be in a position to consummate the WorldCom Offer not later than the first quarter of 1998. Given that BT and MCI must recirculate proxy materials to MCI stockholders reflecting the Revised BT Acquisition Proposal and schedule a second stockholders meeting, any acquisition of MCI by BT could not be consummated prior to the latter half of the fourth quarter of 1997, at the earliest. Accordingly, WorldCom does not believe that the Revised BT Acquisition Proposal offers any significant advantage over the WorldCom Offer in terms of timing of completion. While BT does have the ability under the terms of its Class A Common Stock to veto any second-step merger between a subsidiary of WorldCom and MCI until October 1998, BT's consent is not required in order for WorldCom to consummate the WorldCom Offer. Since the WorldCom Offer can be consummated without the need of any consent from BT and since the WorldCom Offer is being made for all outstanding Shares, the ability of BT to block a second-step merger until October 1998 need not delay the receipt of the WorldCom Common Stock by any holder of Shares.

                                    WORLDCOM

BUSINESS OF WORLDCOM

    WorldCom is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

    WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide business with high quality local, long distance, data, and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access ATM-based service and interconnection via Network Access Points to Internet service providers.

    Each of WorldCom and MCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by each of WorldCom and MCI may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This Web site can be accessed at http://www.sec.gov. Shares of WorldCom's Common Stock, depositary shares representing WorldCom's Series A 8% Cumulative Convertible Preferred Stock, and the MCI Common Stock are included on The Nasdaq Stock Market and the reports, proxy statements and other information filed by WorldCom and MCI also can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                               OTHER INFORMATION

    The information concerning MCI and the Revised BT Acquisition Proposal contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. WorldCom has not had access to the books and records of MCI. Accordingly, WorldCom does not take any responsibility for the accuracy or completeness of such information or for any failure by MCI to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    The BT/MCI Proxy Statement/Prospectus indicates that proposals of Stockholders that are intended to be presented by such Stockholders at MCI's 1998 Annual Meeting of Stockholders (if neither of the proposed mergers are consummated) must have been received by the Company no later than October 30, 1997 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

    Reference is made to the BT/MCI Proxy Statement/Prospectus for information concerning the Shares, other information concerning the MCI's management and certain other matters regarding MCI and the

Special Meeting. WorldCom does not take any responsibility for the accuracy or completeness of any such information.

                             VOTING OF PROXY CARDS

PROCEDURAL INSTRUCTIONS

    The accompanying WHITE proxy card will be voted in accordance with the Stockholder's instructions on such WHITE proxy card. Stockholders may vote against the approval and adoption of the BT/MCI Merger Agreement or may withhold their votes or vote for such approval and adoption by marking the proper box on the WHITE proxy and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Stockholder returns a WHITE proxy card that is signed, dated and not marked, that Stockholder will be deemed to have voted against approval and adoption of the BT/MCI Merger Agreement.

    Only Stockholders of record on the Record Date are eligible to give their proxies. Therefore, any Stockholder owning shares held in the name of a brokerage firm, bank, or other institution should sign, date and return the WHITE proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

    Approval and adoption of the BT/MCI Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MCI Common Stock and Class A Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class. Each Share is entitled to one vote. According to the BT/ MCI Proxy Statement/Prospectus, as of the close of
business on the Record Date, there were outstanding [      ] shares of MCI
Common Stock and [      ] shares of Class A Common Stock. As of the date hereof,
WorldCom beneficially owns 602 Shares. Shares not voted (including broker non-votes) and Shares voted to abstain from such vote will have the same effect as a vote against the BT Acquisition.

    The accompanying WHITE proxy will be voted in accordance with the Stockholder's instructions on such WHITE proxy. Stockholders may vote against the Revised BT Acquisition Proposal, may vote for the Revised BT Acquisition Proposal or may vote to abstain by marking the proper box on the WHITE proxy. If no direction is given, the enclosed WHITE proxy will be voted AGAINST the Revised BT Acquisition Proposal.

    WORLDCOM STRONGLY RECOMMENDS A VOTE AGAINST THE REVISED BT ACQUISITION PROPOSAL.

    Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Revised BT Acquisition Proposal by so indicating on the enclosed WHITE proxy and immediately mailing it in the enclosed envelope. You may do this even if you have already sent in the [color] proxy solicited by the MCI Board. It is the last dated proxy that counts. Execution and delivery of a proxy by a record holder of Shares will be presumed to be a proxy with respect to all Shares held by such record holder unless the proxy specifies otherwise.

    WORLDCOM URGES YOU TO VOTE AGAINST THE BT/MCI MERGER AGREEMENT AND PRESERVE YOUR OPPORTUNITY TO ACCEPT THE HIGHER VALUE WORLDCOM OFFER. IF YOU WANT THE WORLDCOM OFFER TO SUCCEED, VOTE AGAINST THE BT/MCI MERGER AGREEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

REVOCATION OF PROXIES

    An executed proxy may be revoked at any time prior to its exercise by submitting another proxy with a later date, by appearing in person at the Special Meeting and voting or by sending a written, signed, dated revocation which clearly identifies the proxy being revoked to either (a) WorldCom in care of MacKenzie

Partners, Inc. at 156 Fifth Avenue, New York, New York 10010, or (b) the principal executive offices of MCI at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the proxy previously given is no longer effective. WorldCom requests that a copy of any revocation sent to MCI also be sent to WorldCom in care of MacKenzie Partners, Inc. at the above address so that WorldCom may more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the Shares then outstanding.

    IF YOU HAVE ALREADY SENT A PROXY CARD TO THE BOARD OF DIRECTORS OF MCI, YOU MAY REVOKE THAT PROXY CARD AND VOTE AGAINST THE BT/MCI MERGER AGREEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. THE LATEST DATED PROXY CARD IS THE ONLY ONE THAT COUNTS.

APPRAISAL RIGHTS

    According to the BT/MCI Proxy Statement/Prospectus, Stockholders have the right to demand appraisal of their Shares and to receive, instead of what BT is offering in the Revised BT Acquisition Proposal, an amount that the Delaware Court of Chancery decides is the "fair value" of the Shares.

                              OWNERSHIP OF SHARES

    Each Share is entitled to one vote, and the MCI Common Stock and the Class A Common Stock are the only classes of securities of MCI currently entitled to vote at the Special Meeting. According to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, there were 47,472 holders of record of MCI Common Stock, and one holder of record of Class A Common Stock, as of February 14, 1997, and according to MCI's Current Report on Form 8-K dated August 26, 1997, as of August 19, 1997, there were 558,420,209 shares of MCI Common Stock and 135,998,932 shares of Class A Common Stock outstanding.

    The following table sets forth the share ownership of all persons who own beneficially more than 5% of MCI's outstanding Shares to the extent known by the persons on whose behalf the Proxy Solicitation is being made. The information below with respect to such beneficial ownership is based upon information filed with the Commission pursuant to Section 13(d) or 14 of the Exchange Act.

                                                                          AMOUNT
                                                                       AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
TITLE OF CLASS            NAME AND ADDRESS OF BENEFICIAL OWNER         OF SHARES(1)         PERCENT OF CLASS
---------------------  ------------------------------------------  ---------------------  ---------------------
Common Stock           FMR Corp.                                           36,782,809(1)          6.7%
                       82 Devonshire Street
                       Boston, Massachusetts
Common Stock           Mellon Bank Corporation                             28,798,000(2)          5.3%
                       One Mellon Center
                       Pittsburgh, Pennsylvania
Common Stock           The Capital Group Companies, Inc.                   27,537,500(3)          5.0%
                       333 South Hope Street
                       Los Angeles, California
Class A Common Stock   British Telecommunications plc                     135,998,932(4)          100%
                       81 Newgate Street
                       London, U.K.

------------------------

(1) FMR Corp. has (i) sole voting power with respect to 3,362,311 of these shares and (ii) sole dispositive power with respect to 36,782,869 of these shares.

(2) Mellon Bank Corporation has (i) sole voting power with respect to 5,193,000 of these shares, (ii) shared voting power with respect to 174,000 of these shares, (iii) sole investment power with respect to 5,485,000 of these shares and (iv) shared investment power with respect to 3,394,000 of these shares.

(3) The Capital Group Companies, Inc. has (i) sole voting power with respect to 6,184,800 of these shares and (ii) sole dispositive power with respect to 27,537,500 of these shares.

(4) BT has sole voting and investment power with respect to all these shares. These shares are convertible into shares of MCI Common Stock, and upon conversion would, when aggregated with the 732,499 shares of MCI Common Stock beneficially owned by BT, total 136,731,431 shares of MCI Common Stock or approximately 20% of the issued and outstanding shares of MCI Common Stock at February 14, 1997.

    For information relating to the ownership of Shares by the current directors and executive officers of MCI, see Annex C hereto.

    The information concerning MCI contained in this Proxy Statement (including Annex C hereto) has been taken from or is based upon documents and records on file with the Commission and other publicly available information. WorldCom has no knowledge that would indicate that statements relating to MCI contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete.

    Pursuant to Rule 12b-21 promulgated under the Exchange Act, WorldCom will request that MCI and its independent public accountants, Price Waterhouse LLP, provide to WorldCom the information required for complete disclosure concerning the business, operations, financial condition and management of MCI. WorldCom will provide any and all information that it receives from MCI or Price Waterhouse LLP prior to the Special Meeting and that WorldCom deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

    The Original BT/MCI Proxy Statement/Prospectus contains additional information concerning the Shares, beneficial ownership of the Shares by and other information concerning MCI's directors and officers, compensation paid to executive officers, and the principal holders of Shares.

                            SOLICITATION OF PROXIES

    Proxies will be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitations may be made by directors, executive officers and other representatives of WorldCom, none of whom will receive additional compensation for such solicitation. See Annex A hereto for a listing of such persons.

    In addition, WorldCom has retained MacKenzie Partners, Inc. ("MacKenzie") to assist and to provide advocacy services in connection with this Proxy Solicitation for which MacKenzie will be paid a fee of not more than $ and will be reimbursed for reasonable out-of-pocket expenses. WorldCom will indemnify MacKenzie against certain liabilities and expenses in connection with the Proxy Solicitation, including liabilities under the federal securities laws. MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Shares for which they hold of record and WorldCom will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

    Salomon Brothers Inc ("Salomon") is acting as Dealer Manager in connection with the WorldCom Offer and is providing certain financial advisory services to WorldCom in connection with its proposal to acquire MCI, including, among other things, the Proxy Solicitation. For information concerning the fees to be paid to Salomon in connection with such engagement, see "The Offer--Fees and Expenses" in the WorldCom Preliminary Prospectus. WorldCom has also agreed to reimburse Salomon for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and has agreed to indemnify Salomon and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under federal securities laws. In connection with Salomon's engagement as financial advisor, WorldCom anticipates that certain employees of Salomon may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Stockholders for the purpose of assisting in the Proxy Solicitation. Salomon will not receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

    In addition to the fees to be received by Salomon in connection with its
engagement as financial advisor to WorldCom, since [           ], Salomon has
rendered various investment banking and financial advisory services for WorldCom for which it has received customary compensation.

    The expenses related to the Proxy Solicitation will be borne by WorldCom. WorldCom does not intend to seek reimbursement of its expenses related to the Proxy Solicitation from MCI whether or not the Proxy Solicitation is successful. Cost of this solicitation of proxies (excluding costs relating to the WorldCom Offer) are currently estimated to be approximately $250,000.

    If you have any questions concerning this Proxy Solicitation or the procedures to be followed to execute and deliver a proxy, please contact MacKenzie at the address or phone number specified below.

    WorldCom is not aware of any other substantive matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, WorldCom will vote all proxies held by it as WorldCom, in its sole discretion, may determine.

    YOUR PROXY AND PROMPT ACTION ARE IMPORTANT YOU ARE URGED TO GRANT YOUR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY.

                                 WorldCom, Inc.

          , 1997
--------------------------------------------------------------------------------

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                BANKERS AND BROKERS CALL COLLECT: (212) 929-5000
                   ALL OTHERS CALL TOLL-FREE: 1-800-322-2885

--------------------------------------------------------------------------------

                                    ANNEX A
                    INFORMATION CONCERNING THE DIRECTORS AND
               EXECUTIVE OFFICERS OF WORLDCOM AND OTHER EMPLOYEES
            AND REPRESENTATIVES OF WORLDCOM WHO MAY SOLICIT PROXIES

    The following tables set forth the name, business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of WorldCom and other representatives of WorldCom who may solicit proxies from Stockholders of MCI. Unless otherwise indicated, the principal business address of each director or executive officer is 515 East Amite Street, Jackson, Mississippi 39201-2702.

                  DIRECTORS AND EXECUTIVE OFFICERS OF WORLDCOM

                   NAME AND PRINCIPAL                                     PRESENT OFFICE OR OTHER
                    BUSINESS ADDRESS                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

Carl J. Aycock                                            Self-employed as a financial administrator
123 South Railroad Avenue
Brookhaven, MS 39601

Max E. Bobbitt                                            President and Chief Executive Officer, Metromedia Asia
Metromedia Asia Corporation                               Corporation, a telecommunications company
110 East 42nd St.
  Suite 1501
New York, NY 10017

Bernard J. Ebbers                                         Chairman of the Board, President and Chief Executive
                                                          Officer of WorldCom

Francesco Galesi                                          Chairman and Chief Executive Officer, The Galesi Group,
435 East 52nd Street                                      which includes companies engaged in distribution,
New York, NY 10022                                        manufacturing, real estate and telecommunications

Richard R. Jaros                                          Private Investor

Stiles A. Kellet, Jr.                                     Chairman of Kellet Investment Corp.
200 Galleria Parkway,
  Suite 1800
Atlanta, GA 30339

David C. McCourt                                          Chairman of the Board and Chief Executive Officer, C-TEC
105 Carnegie Center                                       Corporation, a telecommunications company
Princeton, NJ 08540

John A. Porter                                            Chairman of the Board of Directors and Chief Executive
295 Bay Street                                            Officer, Industrial Electric Manufacturing, Inc., a
Suite #2                                                  manufacturer of electrical power distribution products
Easton, MD 21601

                   NAME AND PRINCIPAL                                     PRESENT OFFICE OR OTHER
                    BUSINESS ADDRESS                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

John W. Sidgmore                                          Vice Chairman of the Board and Chief Operations Officer,
UUNET Technologies, Inc.                                  WorldCom, Inc.; President and Chief Executive Officer
3060 Williams Drive                                       and director of UUNET
Fairfax, VA 22031

Scott D. Sullivan                                         Chief Financial Officer and Secretary, WorldCom

Lawrence C. Tucker                                        General Partner, Brown Brothers Harriman & Co.
Brown Brothers Harriman & Co.
59 Wall Street
New York, NY 10005

                  CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES
                    OF WORLDCOM WHO MAY ALSO SOLICIT PROXIES

                   NAME AND PRINCIPAL                                     PRESENT OFFICE OR OTHER
                    BUSINESS ADDRESS                                 PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------  --------------------------------------------------------

                                    ANNEX B

         SHARES HELD BY WORLDCOM, ITS DIRECTORS AND EXECUTIVE OFFICERS
               AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF
               WORLDCOM WHO MAY ALSO SOLICIT PROXIES, AND CERTAIN
                    TRANSACTIONS BETWEEN ANY OF THEM AND MCI

    WorldCom purchased 100 Shares on September 11, 1997 for $27.75 per share and 500 Shares on September 24, 1997 for $29.75 per share (in each case, excluding mark-ups and commissions). As of September 30, 1997 WorldCom owned beneficially 602 Shares. No director or executive officer of WorldCom owns any Shares.

    Salomon engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Salomon may actively trade the securities of MCI for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
As of [        ], 1997 Salomon held a net long position of approximately [    ]
Shares. Salomon does not admit that its or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act by the Commission, in the solicitation to which this Proxy Statement relates or that such Schedule 14A requires the disclosure in this Proxy Statement of certain information concerning Salomon.

    WorldCom and MCI have entered into certain interconnection or other services agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In the six months ended June 30, 1997, fiscal 1996, fiscal 1995 and fiscal 1994, MCI and its subsidiaries and WorldCom and its subsidiaries have engaged in transactions aggregating $180.0 million, $418.0 million, $240.0 million and $180.0 million, respectively.

    Except as disclosed in this Proxy Statement, to the best knowledge of WorldCom, none of WorldCom, its directors and executive officers or other employees and representatives of WorldCom named in Annex A hereto has any interest, direct or indirect, by security holdings or otherwise, in MCI except that an associate of Mr. John A. Porter, Phillips & Brooks Gladwin, Inc., sells pay phone equipment, installation and maintenance services to MCI in an annual amount of $200,000.

                                    ANNEX C
             SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS OF MCI

    The following table sets forth as of December 31, 1996 the number of Shares beneficially owned by each director, the chief executive officer and each of the other three executive officers named in the Original BT/MCI Proxy
Statement/Prospectus (and by all directors and executive officers as a group) of MCI. The information contained in the table is derived from information contained in the Original BT/ MCI Proxy Statement/Prospectus.

                                                                          AMOUNT
                                                                       AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
TITLE OF CLASS            NAME AND ADDRESS OF BENEFICIAL OWNER         OF SHARES(1)         PERCENT OF CLASS
---------------------  ------------------------------------------  ---------------------  ---------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1997
Common Stock           Clifford L. Alexander, Jr.                              36,000(2)            *
                       400 C Street, N.E.
                       Washington, D.C. 20002
Common Stock           Richard M. Jones                                        50,000(3)            *
                       13000 West Silver Spring Drive
                       Butler, Wisconsin 53007
Common Stock           K. Rupert Murdoch                                               0            *
                       2 Holt Street
                       Surry Hills, Sydney NSW 2010
                       10036, Australia
Common Stock           John R. Worthington                                    288,147(4)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006

CLASS A DIRECTORS
Common Stock           Sir Peter L. Bonfield                                      350(5)            *
                       BT Centre
                       81 Newgate Street
                       London, England EC1A 7AJ
Common Stock           Sir Colin M. Marshall                                        0(6)            *
                       Berkeley Square House
                       Berkeley Square
                       London, W1X 6BA
Common Stock           J. Keith Oates                                               0(7)            *
                       Michael House
                       Baker Street
                       London, W1A 1DN, England

DIRECTORS WHOSE TERMS EXPIRE IN 1998
Common Stock           Michael H. Bader                                       416,074(8)            *
                       4350 North Fairfax Drive
                       Suite 900
                       Arlington, Virginia 22203
Common Stock           Gordon S. Macklin                                       54,000(9)            *
                       777 Westchester Avenue
                       White Plains, New York 10604
Common Stock           Bert C. Roberts, Jr.                                2,144,174(10)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006
Common Stock           Richard B. Sayford                                     50,990(11)            *
                       8 Silver Fox Drive
                       Greenwood Village, Colorado 80121

                                                                          AMOUNT
                                                                       AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
TITLE OF CLASS            NAME AND ADDRESS OF BENEFICIAL OWNER         OF SHARES(1)         PERCENT OF CLASS
---------------------  ------------------------------------------  ---------------------  ---------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1999
Common Stock           Judith Areen                                           40,000(12)            *
                       600 New Jersey Avenue, N.W.
                       Washington, D.C. 20001
Common Stock           Gerald H. Taylor                                    1,104,608(13)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006
Common Stock           Judith Whittaker                                       51,000(14)            *
                       2501 McGee Trafficway
                       Kansas City, Missouri 64108

------------------------
(1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under MCI's Employee Stock Ownership and 401(k) Plan ("ESOP"), with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of stock options within sixty days of December 31, 1996 and also shares issued as awards of restricted stock and/or incentive stock units ("ISUs"). As of December 31, 1996, no individual officer or director beneficially owned more than 1% of the outstanding shares of any class of MCI's capital stock.

(2) Includes 30,000 shares of MCI Common Stock Mr. Alexander has the right to acquire pursuant to the exercise of stock options. Mr. Alexander shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options.

(3) Includes 30,000 shares of MCI Common Stock Mr. Jones has the right to acquire pursuant to the exercise of stock options.

(4) Does not include 147,890 shares of MCI Common Stock owned solely by Mr. Worthington's wife, in which shares he disclaims beneficial ownership.

(5) Sir Peter Bonfield is an executive officer and director of BT, the holder of all the outstanding Class A Common Stock and 732,499 shares of MCI Common Stock.

(6) Sir Colin Marshall is a director of BT, the holder of all the outstanding Class A Common Stock and 732,499 shares of MCI Common Stock.

(7) Mr. Oates is a director of BT, the holder of all the outstanding Class A Common Stock and 732,499 shares of MCI Common Stock.

(8) Includes 30,000 shares of MCI Common Stock Mr. Bader has the right to acquire pursuant to the exercise of stock options. Mr. Bader shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options. Mr. Bader is one of seven trustees for the William G. McGowan Charitable Fund, Inc.; he does not, however, have voting or investment power over any of the shares of MCI Common Stock held by such Fund.

(9) Includes 30,000 shares of MCI Common Stock Mr. Macklin has the right to acquire pursuant to the exercise of stock options. Does not include 3,200 shares of MCI Common Stock owned solely by Mr. Macklin's wife, in which shares he disclaims beneficial ownership.

(10) Includes 45,836 shares of MCI Common Stock allocated to Mr. Roberts' ESOP account, 1,218,400 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, 322,536 shares of MCI Common Stock issued as restricted stock awards and 119,400 shares of MCI Common Stock owned by a limited partnership in which Mr. Roberts is a general partner. Does not include 12,000 shares of MCI Common Stock held by Mr. Roberts' wife as custodian for the benefit of their minor child, in which shares Mr. Roberts disclaims beneficial ownership.

(11) Includes 30,000 shares of MCI Common Stock Mr. Sayford has the right to acquire pursuant to the exercise of stock options. Does not include 800 shares of MCI Common Stock owned solely by Mr. Sayford's wife, in which shares he disclaims beneficial ownership.

(12) Includes 36,000 shares of MCI Common Stock Ms. Areen has the right to acquire pursuant to the exercise of stock options.

OTHER EXECUTIVE OFFICERS OF MCI

                                                                          AMOUNT
                                                                       AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
TITLE OF CLASS            NAME AND ADDRESS OF BENEFICIAL OWNER         OF SHARES(1)         PERCENT OF CLASS
---------------------  ------------------------------------------  ---------------------  ---------------------
Common Stock           Timothy F. Price                                       614,601(2)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006
Common Stock           Michael J. Rowny                                       293,658(3)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006
Common Stock           Douglas L. Maine                                       528,145(4)            *
                       1801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20006

All executive officers and directors as a group(5)                          7,310,661(6)

------------------------

(1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under the ESOP, with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of stock options within sixty days of December 31, 1996, and also shares issued as awards of restricted stock and/or ISUs.

(2) Includes 14,428 shares of MCI Common Stock allocated to Mr. Price's ESOP account, 230,670 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 351,950 shares of MCI Common Stock issued as ISUs. Does not include 1,000 shares of MCI Common Stock held by Mr. Price's wife as custodian for the benefit of their minor children, in which shares Mr. Price disclaims beneficial ownership.

(3) Includes 645 shares of MCI Common Stock allocated to Mr. Rowny's ESOP account, 125,400 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 165,000 shares of MCI Common Stock issued as ISUs.

(4) Includes 14,100 shares of MCI Common Stock allocated to Mr. Maine's ESOP account, 357,860 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 140,100 shares of MCI Common Stock issued as ISUs. Does not include 600 shares of MCI Common Stock held by Mr. Maine's wife as custodian for the benefits of a minor child, in which shares of MCI Common Stock Mr. Maine disclaims beneficial ownership.

(5) This group includes MCI's executive officers, as such term is defined in Rule 3b-7 of the Exchange Act, and its directors, a total of 22 persons.

(6) Includes 141,615 shares of MCI Common Stock allocated to such officers' accounts under the ESOP, 3,589,850 shares of MCI Common Stock that officers and directors have the right to acquire pursuant to the exercise of stock options and 2,208,636 shares of MCI Common Stock issued to officers pursuant to restricted stock awards and/or ISUs. Officers and directors have shared voting and investment power with respect to 392,074 of these shares of MCI Common Stock.

                    PRELIMINARY COPY--SUBJECT TO COMPLETION
                         [FORM OF PROXY CARD-WORLDCOM]
                          PROXY SOLICITED BY WORLDCOM
       IN OPPOSITION TO THE PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                         MCI COMMUNICATIONS CORPORATION

    Unless otherwise specified below, the undersigned, a holder of record of shares of Common Stock, par value $.10 per share and/or shares of Class A Common Stock, par value $.10 per share (collectively, the "Shares"), of MCI
Communications Corporation ("MCI") on            , 1997 (the "Record Date"),
hereby appoints       and       , or either of them, the proxy or proxies of the
undersigned, each with full power of substitution, to attend the Special Meeting
of Stockholders of MCI to be held on            , 1997 at which holders of
Shares will be voting on approval and adoption of the Agreement and Plan of Merger, dated as of November 3, 1996, as amended as of February 14, 1997 and August 21, 1997, by and among British Telecommunications plc ("BT"), a wholly-owned subsidiary of BT, and MCI (the "BT/MCI Merger Agreement"), and at any adjournments, postponements or reschedulings thereof, and to vote as specified in this Proxy all the Shares which the undersigned would otherwise be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

            WORLDCOM RECOMMENDS A VOTE AGAINST APPROVAL AND ADOPTION
                        OF THE BT/MCI MERGER AGREEMENT.
          (IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED, THE
   UNDERSIGNED WILL BE DEEMED TO HAVE INSTRUCTED THE PROXIES TO VOTE AGAINST
             APPROVAL AND ADOPTION OF THE BT/MCI MERGER AGREEMENT.)

1. Approval and adoption of the BT/MCI Merger Agreement.

                     / / AGAINST    / / ABSTAIN    / / FOR

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE CONCERNING THIS PROXY, PLEASE CONTACT MacKENZIE PARTNERS, INC. AT (800) 322-2885

    Proxies can only be given by Stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When Shares are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.
                                         Dated: __________________________, 1997
                                         _______________________________________
                                                Signature (Title, if any)
                                         _______________________________________
                                                Signature if held jointly

    PLEASE SIGN, DATE AND RETURN PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID
                                   ENVELOPE.

INTRODUCTION
--------------------------------------------------------------------------------


                               Bernard J. Ebbers
                                   President
                                       and
                            Chief Executive Officer

WHY ARE WE HERE?
--------------------------------------------------------------------------------

                            Today We Are Announcing:


[Brooks Fiber Logo]      o We have signed a definitive merger
                           agreement with Brooks Fiber

[MCI Logo]               o We have made a superior offer to MCI
                           shareholders for a merger with WorldCom

BROOKS FIBER MERGER
--------------------------------------------------------------------------------

                       Merger Agreement with Brooks Fiber


                         o Brooks Fiber shareholders will receive
                           1.65 shares of WorldCom for each share
                           of Brooks Fiber

[WorldCom & Brooks       o Stock-for-stock transaction
 Fiber Logo]
                         o Pooling of interest transaction --
                           accretive to WorldCom consensus
                           earnings

BROOKS FIBER MERGER
--------------------------------------------------------------------------------

                       Merger Agreement with Brooks Fiber
                                  (Continued)


[WorldCom & Brooks       o Accelerates local market entry in
 Fiber Logo]               secondary markets by 1-2 years

                         o Brooks Fiber expands WorldCom's local
                           presence from 52 markets to 86 markets

                         o Fuels strong top-line revenue growth

                         o Adds additional local access expertise

                         o Adds significant local fiber networks
                           and local switching capacity

MCI MERGER
--------------------------------------------------------------------------------

                                      MCI


                              WorldCom Offers MCI
                            Shareholders Better Deal

MCI MERGER
--------------------------------------------------------------------------------

                      WorldCom's Offer is More Attractive


             -------------------------------------------------------------------
                           BT's Offer
             ------------------------------------------
              Initial Offer          Revised Offer          WorldCom's Offer
             -------------------------------------------------------------------
Terms          0.54 BT ADS's      0.375 BT ADS's plus        1.038 to 1.221
             plus $6.00 Cash          $7.75 Cash              WCOM Shares
                                  less $3.22 Dividend
             -------------------------------------------------------------------
Value of         $41.98                $31.53                     $41.50
 Offer
             -------------------------------------------------------------------
Premium to         43%                   7%                          41%
Latest MCI
  Price
             -------------------------------------------------------------------


Presentation contains forward-looking statements. Actual results may vary.

MCI MERGER
--------------------------------------------------------------------------------

                     Greater Identifiable Synergy Benefits
                                  (Estimates)

       -----------------------------------------------------------------
       Timing                             BT                  WorldCom
       -----------------------------------------------------------------
       1999                             $400M                  $2,500M+
       -----------------------------------------------------------------
       Five Year
       Cumulative Synergies             $2,400M                $15,000M+
       -----------------------------------------------------------------

Presentation contains forward-looking statements. Actual results may vary.

MCI MERGER
--------------------------------------------------------------------------------

                           Potential Offer Structure


                                  [Line Graph]


The proposed offer would incorporate a fixed price of $41.50 within a band of prices for WorldCom of $34 to $40 and a floating price outside the band.


Presentation contains forward-looking statements. Actual results may vary.

MCI MERGER
--------------------------------------------------------------------------------

                         Our Objective Has Not Changed.


                        It is to be the most profitable,
                             single-source provider
                         of communications services to
                           business around the world.

WORLDCOM'S SHAREHOLDERS
--------------------------------------------------------------------------------

                            Why a Merger with MCI is
                            Attractive for WorldCom

[WorldCom Logo]          o Immediately adds value for shareholders

                         o Accretive from Day One

                         o More than triples WorldCom's revenues

                         o Provides WorldCom the assets and products
                           to better address large business customers

                         o Leverages WorldCom's substantial
                           investments in local business market

WORLDCOM'S SHAREHOLDERS
--------------------------------------------------------------------------------

                            Why a Merger with MCI is
                            Attractive for WorldCom
                                  (Continued)


[WorldCom Logo]          o Enhances potential for greater stock
                           price performance

                         o Enhances WorldCom's position as the only
                           end-to-end facilities based provider of local, long distance, Internet and international service

                         o Significantly expands network capacity
                           of WorldCom

                         o Adds management depth/expertise

                         o Compelling business fit

MCI'S SHAREHOLDERS
--------------------------------------------------------------------------------

                        Why WorldCom's Offer is Superior
                          Price, Premium, Performance

[MCI Logo]               o MCI shareholders get a higher premium

                         o MCI shareholders receive better
                           performing stock

                         o MCI shareholders end up owning more of
                           WorldCom versus BT

                         o WorldCom offer recognizes value of
                           underlying assets

                         o MCI benefits from much greater synergies

MCI'S SHAREHOLDERS
--------------------------------------------------------------------------------

                        Why WorldCom's Offer is Superior
                                  (Continued)

[MCI Logo]               o Higher probability of market success
                           due to WorldCom's track record of:
                           -- Industry leading growth and
                           -- Successful mergers

                         o Better strategic fit with WorldCom

                         o Addresses MCI's local access dilemma

                         o More compatible entrepreneurial cultures

BT'S SHAREHOLDERS
--------------------------------------------------------------------------------

                            Why WorldCom's Offer is
                                Also Good for BT

[BT Logo]                o Provides BT over $1B gain on its investment
                           in MCI

                         o BT receives better performing stock for
                           their stake

                         o Potentially permits alliance with stronger
                           U.S. partner

                         o Addresses BT's institutional investors'
                           concerns about U.S. market risks

COMPARATIVE ANALYSIS
--------------------------------------------------------------------------------


                                As a shareholder
                            comparing the two deals,
                            you have to ask yourself
                                one question...

COMPARATIVE ANALYSIS
--------------------------------------------------------------------------------


                           ...whose stock do you want
                                    to own?

CREATION OF SHAREHOLDER VALUE
--------------------------------------------------------------------------------

                        WorldCom: #1 Among All Telecoms

                       [excerpt from Wall Street Journal]

                             Shareholder Scoreboard

                      [Chart Regarding Telephone Service]

CREATION OF SHAREHOLDER VALUE
--------------------------------------------------------------------------------

                     WorldCom: #2 Among 500 Companies Ranked
                          By Total Return to Investors


     [excerpt from Fortune regarding Highest 500 Total Return To Investors]

CREATION OF SHAREHOLDER VALUE
--------------------------------------------------------------------------------

                       $100 Invested in 1989 common stock

                              WCOM           $3,137
                              BT                191
                              MCI               132
                              AT&T              198
                              SPRINT            183

                               September 18, 1997

Note: WorldCom does not pay dividends on its common stock. Other companies' dividends were assumed to be reinvested.

CREATION OF SHAREHOLDER VALUE
--------------------------------------------------------------------------------

                         If you were a shareholder
                         of MCI...which stock
                         would you want to own?

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                               Scott D. Sullivan
                            Chief Financial Officer

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                               We are absolutely
                               on track with the
                             current business plan.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                        Announced Acquisitions Accretive


[AOL Logo]               o ANS and CNS transactions moving on track
                           and will be accretive in the first year

[CSi Logo]

[Brooks Fiber Logo]      o Brooks Fiber is expected to close
                           Q1 1998 and will be neutral to
                           accretive in the first year
                           -- Accelerates our target of reaching
                              70% of business market

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                           Key Messages -- MCI Offer



                         o WorldCom's offer is more
                           attractive financially to MCI's
                           shareholders

                         o WorldCom/MCI combination
                           generates greater indentifiable
                           synergy benefits

                         o More than 20% accretive
                           from Day One

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                               Synergies Are Real

                                                    Annual Savings Estimate
                                                         ($ millions)
Line Costs                                            1999           2002
                                                  ------------   ------------

o Originating Line Cost--DALs                      $300 - 400     $500 - 600

o Avoided Access Costs--Switched Minutes           $100 - 150     $400 - 600

o Variable Line Cost                                $50 - 100     $100 - 150

o International                                    $100 - 150     $350 - 450

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                               Synergies Are Real
                                   (Continued)

                                                    Annual Savings Estimate
                                                         ($ millions)
                                                    1999            2002
                                               ---------------   --------------

o Avoided MCI Local Losses                         $500 - 900    $1,400 - 1,500

o SG&A                                           $900 - 1,000    $1,200 - 1,300

o Depreciation                                     $100 - 200        $450 - 550

o Capital Expenditures                         $1,000 - 1,500    $1,500 - 1,600

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                 Synergy Summary

                                                    Anticipated Annual Savings
                                                          ($ in billions)

Category                                                  1999        2002
-------------------------------------------             --------    --------
Core SG&A                                                 $1.0        $1.3

Avoided MCI Local Losses                                  $0.7        $1.5

Domestic Line Costs                                       $0.6        $1.3

International Line Costs                                  $0.1        $0.3

Capex--Long Distance                                      $0.8        $1.2

Capex--Local                                              $0.7        $0.3

Potential revenue benefits are not included

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                          Cost Synergies Are Reasonable

Pre-tax Operating Costs

                                           Fiscal Year Ended December 31,
                                     1999        2000        2001        2002
--------------------------------------------------------------------------------
Total pretax operating              $2,350      $2,964      $3,770      $4,444
cost synergies

As a % of combined                < ----- 8%            to           9% ----- >
operating expenses

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                         Purchase Accounting EPS Impact
                               Offer Price $41.50
                              Premium to Market 41%

                                       EPS                      MCI
      WorldCom                      Accretion               % Ownership
       Price                          1999                  of WorldCom
      --------                      ---------               -----------
       $40.00                          28%                       42%

       $35.38                          21%                       45%

       $34.00                          20%                       46%

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                       Combination Strengthens Position As
                             World Class Competitor



          [BAR GRAPH OMITTED]                  o Triples 1998 Proforma WorldCom
                                                 revenues from approximately
                                                 $10B to $30B

                                               o More than doubles 1998 Proforma
                                                 WorldCom EBITDA from $3B to
                                                 approx. $7B

                                               o More than 20% accretive to
                                                 WorldCom's EPS under purchase
                                                 accounting

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                      Roadmap to Completing Exchange Offer

                                                                          Timing
                                                                          ------

o WorldCom obtains FCC approval of voting trust                            Q4/97

o MCI shareholders vote "NO" to merger with BT                             Q4/97

o WorldCom shareholders approve WorldCom share issuance                    Q4/97

o MCI amends rights plan                                                   Q1/98

o WorldCom receives antitrust clearances                                   Q1/98

o Exchange offer closed                                                    Q1/98

Presentation contains forward-looking statements. Actual results may vary.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                   Example: Stock Price of $100 within 3 years

             o 3x Revenues -- reasonable given $50 B revenue growing
                                  20% per annum

             o 22x P/E -- less than one times 25% EPS growth

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                   Conclusion

                  Superior Offer
                        o Higher value today and in future
                        o Larger ownership in faster growth company

                  Superior Stock
                        o Superior shareholder return history
                              -- 53% annual return to investors (1986-1996)

                  Greater Identifiable Synergies
                        o Reasonable at 8 - 9% of operating expenses

                  Track Record of Performance
                        o Operating and financial
                        o Delivering synergies

--------------------------------------------------------------------------------


                                John W. Sidgmore
                                 Vice Chairman
                          and Chief Operations Officer

NETWORK HIGHLIGHTS
--------------------------------------------------------------------------------

                             Impact on U.S. Network


                        o Substantially increases reach and
                          capacity

                        o With Brooks Fiber and MCImetro,
                          we will accelerate our local city
                          network deployment in secondary
                          markets by one to two years

                        o With MCI, we more than double
                          domestic fiber system route
                          miles from 20,000 miles to
                          45,000 miles

NETWORK AND OPERATIONAL HIGHLIGHTS
--------------------------------------------------------------------------------

                          Brooks Fiber Further Expands
                           WorldCom's Local Presence


                        o Adds over 40 cities to WorldCom's
                          local networks

                        o Increases route miles by 2000 miles

                        o Expands buildings connected by 2000
                          buildings

                        o Increases local switches by 22 switches

                        o Adds 1600 employees with proven
                          competitive local exchange expertise

BROOKS FIBER'S LOCAL NETWORKS
--------------------------------------------------------------------------------

                         Brooks Fiber's Local Networks


 [Map listing locations of Brooks Fiber's networks in operation or development]

MCI'S LOCAL NETWORKS
--------------------------------------------------------------------------------

                            MCImetro Local Networks


    [Map listing locations of MCImetro networks in operation or development]

WORLDCOM'S LOCAL NETWORKS...
--------------------------------------------------------------------------------

                            WorldCom Local Networks


    [Map listing locations of WorldCom networks in operation or development]

COMBINED LOCAL NETWORKS...
--------------------------------------------------------------------------------

                            Combined Local Networks
                             (WorldCom/MCI/Brooks)


     [Map listing locations of WorldCom/MCI/Brooks networks in operation or development]

NETWORK HIGHLIGHTS
--------------------------------------------------------------------------------

                               Network Statistics
                                 (Approximate)


                                          Brooks
                            WorldCom      Fiber         MCI        Combined
                            --------      -------       ---        --------
Domestic Cities                  52          45          35         92(Net)
  (Fiber Networks)

Local Route Miles             4,000       2,000       3,000          9,000

Long Distance Route Miles    20,000          --      25,000         45,000

International Route Miles     5,000          --          --          5,000

Local Switches                   38          22          24             84

Employees                    15,000       1,600      50,000         66,600

NETWORK HIGHLIGHTS
--------------------------------------------------------------------------------

                      Owning the Right Networks (Combined)


                  Long Distance (Domestic)

                        o 45,000 route miles
                        o OC-48 and OC-192 plus Wave Division Multiplexing

                  Local Access (MFS/MCI/Brooks Fiber)

                        o 92 Domestic local city networks
                        o 70% of U.S. business market

                  Internet (UUNET/MCI/CNS/ANS)

                        o OC-12 backbone
                        o Significant increase in capacity

                  International (Gemini/Ulysses)

                        o Build/Expand 35 networks in key financial cities
                        o Build pan-European network and trans-Atlantic cable

PRODUCT HIGHLIGHTS
--------------------------------------------------------------------------------

                       WorldCom/MCI Combination Increases
                       Value-Added Products and Services:


[WorldCom/MCI Logo]     o Adds leading information technology and
                          systems integration platform

                        o Enhances scale and range of Internet offerings
                          -- Added to CompuServe Intranet/Extranet
                             expertise

                        o Enhances full service bundled offerings

NETWORK HIGHLIGHTS
--------------------------------------------------------------------------------

                      Summary of Network Services Benefits

            o Leverages large long distance "footprint"

            o Leverages local network investments and
              international investments

            o Enhances end-to-end service portfolio

            o Adds substantial capacity and expands local reach

NETWORK HIGHLIGHTS
--------------------------------------------------------------------------------

                          New Value-Added Products and
                          Services Round Out Portfolio


Data Networking                           Telecommunication Services
---------------                           --------------------------
Network and Systems                       Local
  Integration Services
                                          Long Distance
Public Internet
                                          Wireless
Intranets and VPN
                                          International

SUMMARY
--------------------------------------------------------------------------------

                            Path to $100 Stock Price


                                    [Chart]

--------------------------------------------------------------------------------



                                    WORLDCOM